UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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[_] Definitive Proxy Statement
[_] Definitive Additional Materials
[X] Soliciting Material Pursuant to § 240.14a -12

ATMEL CORPORATION

(Name of Registrant as Specified In Its Charter)

GEORGE PERLEGOS

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following press release was issued by George Perlegos on March 23, 2007.

Investor Contacts: MacKenzie Partners, Inc. Dan Burch/Larry Dennedy 1-800-322-2885	Media Contacts: Sard Verbinnen & Co Hugh Burns/Lesley Bogdanow: 212-687-8080 Paul Kranhold: 415-618-8750

GEORGE PERLEGOS RESPONDS TO MERITLESS LAWSUIT BY ATMEL

San Jose, Calif., March 23, 2007 – George Perlegos, a founder and the former President, Chief Executive Officer and Chairman of Atmel Corporation (Nasdaq: ATML), today issued the following statement in response to a lawsuit filed today by Atmel in the United States District Court for the Northern District of California:

“This meritless lawsuit is a waste of company resources and a desperate attempt by an entrenched board and management to distract investors from the recent poor performance of the company. My brother and I have complied – and will continue to comply – with all applicable provisions of the federal securities laws. I look forward to filing my preliminary proxy materials and to nominating five highly qualified and independent individuals who will work with urgency to reposition Atmel and hire a new CEO to revitalize the management team and build shareholder value.”

“As one of Atmel’s largest shareholders, I continue to be concerned by what I see as entrenching, self-enriching and value-eroding actions by the Board and this management team. Current management has overseen a deterioration in the company’s financial performance and has failed to make the fundamental changes I believe are necessary to improve the company’s results and position it for long-term growth.”

“The Delaware Chancery Court already has endorsed my right to call a special meeting and Atmel shareholders should have the right to vote on the future direction of their company. It is apparent to me that in filing this lawsuit, management and the board are placing their own self-interests above shareholders’ right to vote in an effort to protect their positions and defend Mr. Laub’s lucrative compensation package. I call on the Board and management to stop these distractions and engage in a meaningful dialogue on the future of the company.”

Mr. Perlegos led Atmel from its inception in 1984 until August 2006. Mr. Perlegos is seeking the removal of the following current directors of Atmel: Pierre Fougere, Dr. Chaiho Kim, Steven Laub, David Sugishita and T. Peter Thomas.

Latham & Watkins LLP and Potter Anderson & Corroon LLP are acting as legal counsel to Mr. Perlegos.

IMPORTANT INFORMATION

George Perlegos intends to file with the Securities and Exchange Commission a proxy statement and an accompanying proxy card to be used to solicit proxies in connection with a Special Meeting of Shareholders of Atmel Corporation on May 18. Atmel Corporation shareholders are strongly advised to read that proxy statement when it becomes available because it will contain important information. A definitive proxy statement and a form of proxy will be mailed to Atmel Corporation shareholders and will be available at no charge at the Securities and Exchange Commission’s website at www.sec.gov.

INFORMATION REGARDING THE PARTICIPANTS

George Perlegos is a founder of Atmel Corporation. He served as President, Chief Executive Officer and Chairman of the Board of Atmel Corporation from December 1984 until August 2006.

George Perlegos is the beneficial owner of 25,871,908 shares of common stock in Atmel Corporation, representing approximately 5.3% of the outstanding shares, based upon the 486,797,048 shares of common stock reported by Atmel Corporation to be outstanding as of April 20, 2006 in its Quarterly Report on Form 10-Q filed with the SEC on May 5, 2006.

George Perlegos and the nominees, once identified, will be the participants in the solicitation of proxies. Mr. Perlegos may seek reimbursement from Atmel Corporation of the expenses he incurs in connection with his solicitation of proxies for the Special Meeting.

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